Exhibit 99.1

Nephros Announces Preliminary Results for First Quarter of 2021

Anticipates Net Revenue of $2.7 Million; Highest First Quarter in Company History

SOUTH ORANGE, NJ, April 5, 2021 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing filtration and pathogen detection solutions to the medical and commercial markets, today announced preliminary results for the first quarter of 2021.

Revenue for the quarter ended March 31, 2021 is expected to be $2.7 million, representing growth of 17% over the prior period, and 8% over the same period in 2020.

“Despite the pandemic, Nephros accomplished a milestone, recording the highest ever, first-quarter revenue, and the third-highest quarterly revenue in our history. These results, represented by strength in all of our filtration markets – Healthcare, Dialysis, and Commercial – reflect the growth of our underlying business and steady, long-term focus on taking care of our strategic partners and customers,” said Andy Astor, Chief Executive Officer of Nephros. “As more of the country is vaccinated over the coming weeks and months, we anticipate increasingly open markets and a return to pre-pandemic growth rates.”

Nephros ended the first quarter with approximately $8.1 million in cash on a consolidated basis.

Nephros will announce its first-quarter results on Thursday, May 6, 2021 and will host a conference call that same day at 4:30 PM ET.

About Nephros

Nephros is a leading water technology company in medical and commercial water purification and pathogen detection, headquartered in the USA. Our diverse team of passionate employees is dedicated to advancing point-of-use water safety through education, product solutions, and emergency outbreak response management.

For more information about Nephros, please visit www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’s expected revenue for the quarter ended March 31, 2021, expected future growth and the timing of such growth and other statements that are not historical facts, including statements that may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including the impact of the ongoing COVID-19 pandemic, uncertainty in clinical outcomes, potential delays in the regulatory approval process, changes in business, economic and competitive conditions, the availability of capital when needed, dependence on third-party manufacturers and researchers, regulatory reforms, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in Nephros’s reports filed with the U.S. Securities and Exchange Commission. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 823-8656

ksmith@pcgadvisory.com

Andy Astor, CEO

Nephros, Inc.

andy@nephros.com

(201) 345-0824